EXHIBIT 12.1
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                                                             RATIO OF EARNINGS TO FIXED CHARGES









                                                               Fiscal Years Ended December 31,            Nine Months
                                                  ---------------------------------------------------        Ended
                                                                                                          September 30,
                                                        1996        1997      1998     1999     2000          2001
                                                        ----        ----      ----     ----     ----      ------------
Income (loss) from continuing operations               (188.3)     (161.3)    81.5     105.5    207.6        258.1
    before income taxes..........................

Fixed Charges:
    Interest on long-term and                            71.7        71.7     48.7      41.6     38.5         22.8
        short-term debt including
        amortization of debt expense.............
    Portion of rental expense as can be
        demonstrated to be representative                23.5        22.6     22.5      22.3     23.8         18.7
                                                         ----        ----     ----      ----     ----         ----
        of the interest factor...................
Total fixed charges..............................
                                                         95.2        94.3     71.2      63.9     62.3         41.5
                                                         ----        ----     ----      ----     ----         ----


Earnings before income taxes
    and fixed charges............................       (93.1)      (67.0)   152.7     169.4    269.9        299.6
                                                        -----       -----    -----     -----    -----        -----

Ratio of earnings to fixed charges...............         N/A        N/A      2.14      2.65     4.33         7.22
                                                        =====       =====    ======    =====    =====        =====




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